Exhibit 99.1

IFF Reports Third Quarter 2009 Results

Local Currency Sales Growth

Gross Margin Expansion

Adjusted Quarterly EPS At All-Time High

NEW YORK--(BUSINESS WIRE)--November 4, 2009--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported third quarter 2009 revenue of $613 million, one percent lower than the prior year quarter. Excluding the impact of foreign currency, revenue in local currency increased two percent. Reported net income for the quarter was $53 million, or $0.66 per diluted share, compared to net income of $58 million, or $0.73 per diluted share for the third quarter 2008. Net income in 2009 included an expense of $0.16 per share related to the rationalization of two European facilities and the change in the Chief Executive Officer position, while third quarter 2008 included a $0.02 per share negative impact from implementation costs associated with our global shared service project. Excluding these non-recurring items, adjusted EPS for the third quarter 2009 were $0.82 versus $0.74 in the prior year quarter.

“We are very pleased with our performance for the quarter,” said Kevin Berryman, Executive Vice President and Chief Financial Officer. “Both our Flavor and Fragrance teams did an excellent job of managing through a very challenging operating environment. Our performance in the third quarter demonstrates our ability to drive organizational efficiency while continuing to support key growth initiatives in each of our businesses. The combination of our strategic initiatives, talented workforce and geographic portfolio position us well to capture growth opportunities and create long-term value for our shareholders.”

Flavor Business Unit

Local currency sales in the third quarter increased two percent over the comparable 2008 quarter, as all regions reported positive results. Overall growth was driven by new wins in North America, particularly in Savory, combined with stronger volumes and new wins in Confectionary and Dairy in the EAME region. Underlying demand in the emerging markets remained strong; however the loss of non-strategic business in Latin America and customer specific volume weakness in Greater Asia impacted results.

Operating profit increased by $3 million to $55 million, reflecting higher pricing, margin and cost recovery efforts combined with lower overhead expenses that more than offset the negative effects of higher input costs, weaker mix and unfavorable foreign exchange. As a result, operating profit margin improved to 20.0 percent versus the prior year period of 18.5 percent.

Fragrance Business Unit

Fragrance sales grew three percent in local currency versus the third quarter 2008. Growth was achieved in all categories, with the exception of Fine Fragrance, as low double-digit gains in the Beauty Care and Functional Fragrance categories drove growth. Fine Fragrance sales in the developed markets of North America and Europe, although still declining, showed significant improvements compared to first half 2009 results. This change reflects strong new win performance, a significant reduction in customer de-stocking along with some underlying improvement in consumer demand. Sales to emerging markets were strong, particularly Greater Asia, as new wins and increased demand from both global and regional customers drove results. Fragrance Ingredient sales improved significantly compared to first half 2009, as local currency sales increased three percent, largely driven by a reduction in customer de-stocking activity and cost driven price increases.

Operating profit decreased by $9 million to $46 million in the current quarter. As a result, operating profit margin declined to 13.7 percent versus the prior year period of 16.2 percent. The reduction in operating profit was due to the recording of an $11 million restructuring charge related to our European facility rationalization plan. Excluding this charge, operating profit increased by $2 million to $57 million and operating profit margin rose 60 basis points to 16.8 percent as price increases and cost reduction efforts more than offset the effects of unfavorable mix, higher input costs and unfavorable foreign exchange.

Sales performance by region and product category follows:

		Third Quarter 2009 vs. Third Quarter 2008 Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Fragrances	Flavors	Total

North America	Reported	-3%	0%	0%	-1%	5%	2%

EAME [1]	Reported	-22%	-1%	0%	-9%	-6%	-8%
	Local Currency	-15%	6%	6%	-2%	1%	-1%

Latin America	Reported	0%	9%	-9%	3%	-5%	0%
	Local Currency	2%	9%	-8%	4%	1%	3%

Greater Asia	Reported	19%	28%	8%	22%	0%	8%
	Local Currency	20%	28%	4%	21%	1%	8%

Total	Reported	-9%	7%	0%	-1%	-1%	-1%
	Local Currency	-6%	10%	3%	3%	2%	2%

¹ Europe, Africa and Middle East

Third Quarter 2009 Highlights

  Gross profit, as a percentage of sales, was 40.6 percent compared with 40.0 percent last year, mainly attributable to higher pricing, moderating input cost increases versus first half 2009 and cost recovery and margin improvement initiatives.
  Research, Selling and Administrative (RSA) expenses increased $6 million year-over-year reflecting higher broad-based incentive compensation expense and one-time costs associated with the change in the Chief Executive Officer position. Excluding these incremental costs, RSA expense actually declined year over year driven by continued focus to control fixed cost and the effects of a stronger U.S. currency. Within RSA, R&D expense as a percentage of sales increased to 8.5 percent in 2009 compared to 8.4 percent last year.
  Interest expense decreased $5 million year-over-year principally due to the elimination of cross-currency interest rate swaps and lower borrowing costs.
  The effective tax rate was 27.9 percent as compared to a rate of 27.5 percent in the prior year quarter. Excluding the tax benefits related to the European facility rationalization and the change in the Chief Executive Officer position, the effective tax rate decreased approximately 110 bps to 26.8%.
  Cash flow from operations improved by $64 million to $200 million for the first nine months of 2009 compared to $136 million during the 2008 period. The improvement in operating cash flows was led by a reduction in inventories combined with better operating discipline over receivables and payables.

Fourth Quarter Outlook

Commenting on the Company’s outlook, Mr. Berryman explained, “While predicting near-term economic conditions remain difficult, we believe that we are well-positioned to deliver positive local currency sales growth in the fourth quarter. We remain committed to our strategic vision as well as taking the appropriate actions necessary to make 2009 a year of progress as we move into 2010 on a positive trend.”

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's third quarter 2009 financial results and outlook will be held today at 10:00 a.m. EST November 4, 2009. Interested parties can access the webcast and accompanying slide presentation on the Company's Web site at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until November 18, 2009.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “guidance,” “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, especially given the current disruption in global economic conditions, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; significant fluctuations in the value of the U.S. dollar; population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions; rising interest rates; continued volatility and deterioration of the capital and credit markets, including continued disruption in the commercial paper market, and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF Web site at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change

Net sales	$612,634	$617,538	(1)	$1,740,525	$1,850,269	(6)
Cost of goods sold	363,665	370,799	(2)	1,041,258	1,094,273	(5)
Gross margin	248,969	246,739	1	699,267	755,996	(8)
Research and development	52,272	52,129	0	151,222	160,351	(6)
Selling and administrative	97,947	92,465	6	280,384	287,277	(2)
Amortization	1,537	1,537	-	4,615	4,615	-
Restructuring and other charges	10,500	-		14,604	5,967
Interest expense	13,503	18,037		47,331	54,801
Other (income) expense, net	(24)	3,005		383	1,192
Pretax income	73,234	79,566	(8)	200,728	241,793	(17)
Income taxes	20,434	21,882	(7)	52,650	61,134	(14)
Net income	$52,800	$57,684	(8)	$148,078	$180,659	(18)

Earnings per share - basic	$0.67	$0.73		$1.88	$2.26
Earnings per share - diluted	$0.66	$0.73		$1.86	$2.24

Average shares outstanding (1)
Basic	78,491	78,077	1	78,346	79,334	(1)
Diluted	79,159	78,799	0	78,986	80,083	(1)

(1) Diluted shares decreased by 260 and 214 shares from the amounts reported for the three and nine months ended September 30, 2008, respectively, as result of adopting new accounting guidance in ASC 260 on January 1, 2009.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2009	2008
Cash & short-term investments	$154,918	$178,828
Receivables	515,917	439,768
Inventories	435,744	479,567
Other current assets	85,202	62,905
Total current assets	1,191,781	1,161,068

Property, plant and equipment, net	492,163	496,856
Goodwill and other intangibles, net	722,068	726,683
Other assets	384,749	365,306
Total assets	$2,790,761	$2,749,913

Bank borrowings and overdrafts, and current portion of long-term debt	$1,582	$101,982
Other current liabilities	355,585	349,059
Total current liabilities	357,167	451,041

Long-term debt	1,156,027	1,153,672
Non-current liabilities (1)	514,779	564,558

Shareholders' equity (1)	762,788	580,642
Total liabilities and shareholders' equity	$2,790,761	$2,749,913

(1) Non-current Liabilities decreased and shareholders’ equity increased by $7.5 million from the amounts reported in 2008 as a result of the reclass of noncontrolling interest in accordance with ASC 810, which was adopted on January 1, 2009.

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:

Net income	$148,078	$180,659
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	58,074	60,016
Deferred income taxes	2,421	1,186
Gain on disposal of assets	(2,366)	(1,504)
Equity based compensation	15,065	13,553
Changes in assets and liabilities
Current receivables	(54,734)	(71,813)
Inventories	61,310	(26,460)
Current payables	15,647	(30,809)
Changes in other assets/liabilities	(43,423)	11,670
Net cash provided by operations	200,072	136,498

Cash flows from investing activities:

Additions to property, plant and equipment	(29,755)	(49,071)
Purchase of investments	(3,288)	(5,699)
Termination of net investment hedge	(13,604)	-
Proceeds from disposal of assets	1,192	1,481
Net cash used in investing activities	(45,455)	(53,289)

Cash flows from financing activities:
Cash dividends paid to shareholders	(78,441)	(55,214)
Net change in bank borrowings and overdrafts	(48,318)	(40,120)
Payments on long-term debt	(52,800)	-
Proceeds from issuance of stock under stock plans	2,103	7,444
Excess tax benefits on stock options exercised	-	91
Purchase of treasury stock	(1,967)	(29,995)
Net cash used in financing activities	(179,423)	(117,794)
Effect of exchange rates changes on cash and cash equivalents	911	(8,150)
Net change in cash and cash equivalents	(23,895)	(42,735)
Cash and cash equivalents at beginning of year	178,467	151,471
Cash and cash equivalents at end of period	$154,572	$108,736

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net Sales
Flavors	$275,421	$278,236	$811,310	$841,837
Fragrances	337,213	339,302	929,215	1,008,432
Consolidated	612,634	617,538	1,740,525	1,850,269

Operating Profit
Flavors	54,981	51,570	162,415	165,359
Fragrances	46,218	54,862	117,103	158,097
Global Expenses	(14,486)	(5,824)	(31,076)	(25,670)
Consolidated	86,713	100,608	248,442	297,786

Interest Expense	(13,503)	(18,037)	(47,331)	(54,801)
Other income (expense), net	24	(3,005)	(383)	(1,192)
Income before taxes	$73,234	$79,566	$200,728	$241,793

International Flavors & Fragrances Inc. Regulation G Reconciliation Schedule

Reconciliation of Income
	Third Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Employee Separation Costs		Implementation Costs		Adjusted (Non-GAAP)

Net Sales	$612,634	-		-		-		$612,634
Cost of goods sold	363,665	170	(a)	-		-		363,495
Gross Profit	248,969	-		-		-		249,139
RSA Expense	150,219	-		5,400	(b)	-		144,819
Amortization	1,537	-		-		-		1,537
Restructuring and other charges	10,500	10,500	(a)	-		-		-
Operating Profit	86,713	-		-		-		102,783
Net Interest Exp.	13,503	-		-		-		13,503
Other (income)/expense, net	(24)	-		-		-		(24)
Pretax income	73,234	-		-		-		89,304
Income taxes	20,434	(1,447)		(2,052)		-		23,933
Net income	52,800	9,223		3,348		-		65,371

Earnings per share - diluted	$0.66	$0.12		$0.04		-		$0.82

(a) Restructuring costs are entirely related to the European Fragrance rationalization plan
(b) Employee separation costs and one-time costs associated with the change in the Chief Executive Officer position which were recorded in Global expenses

	Third Quarter 2008
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Employee Separation Costs		Implementation Costs		Adjusted (Non-GAAP)

Net Sales	$617,538	-		-		-		$617,538
Cost of goods sold	370,799	-		-		-		370,799
Gross Profit	246,739	-		-		-		246,739
RSA Expense	144,594	-		-		2,079	(c)	142,515
Amortization	1,537	-		-		-		1,537
Restructuring and other charges	-	-		-		-		-
Operating Profit	100,608	-		-		-		102,687
Net Interest Exp.	18,037	-		-		-		18,037
Other (income)/expense, net	3,005	-		-		-		3,005
Pretax income	79,566	-		-		-		81,645
Income taxes	21,882	-		-		(702)		22,584
Net income	57,684	-		-		1,377		59,061

Earnings per share - diluted	$0.73	$-		$-		$0.02		$0.74

(c) Implementation costs related to our global shared services project which were recorded in Global expenses

International Flavors & Fragrances Inc. Regulation G Reconciliation Schedule

Reconciliation of Income
	Year to Date Results - Third Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Employee Separation Costs		Implementation Costs		Insurance Recovery		Tax Adjustments	Adjusted (Non-GAAP)

Net Sales	$1,740,525	-		-		-		-		-	$1,740,525
Cost of goods sold	1,041,258	170	(a)	-		-		-		-	1,041,088
Gross Profit	699,267	-		-		-		-		-	699,437
RSA Expense	431,606	-		6,320	(b)	-		-		-	425,286
Amortization	4,615	-		-		-		-		-	4,615
Restructuring and other charges	14,604	14,604	(a)	-		-		-		-	-
Operating Profit	248,442	-		-		-		-		-	269,536
Net Interest Exp.	47,331	-		-		-		-		-	47,331
Other (income)/expense, net	383	-		-		-		-		-	383
Pretax income	200,728	-		-		-		-		-	221,822
Income taxes	52,650	(2,866)		(2,292)		-		-		-	57,808
Net income	148,078	11,908		4,028		-		-		-	164,014

Earnings per share - diluted	$1.86	$0.15		$0.05		$-		$-		$-	$2.06

(a) Q2 restructuring was driven by weak economic conditions and mainly impacted our Fragrance business $4.8 million, net of reversals. Remaining amount was net reversals for Flavors ($0.3 million) and Global ($0.4 million). Q3 restructuring related costs were entirely related to the European Fragrance rationalization plan

(b) Employee separation costs and one-time costs associated with the change in the Chief Executive Officer and other senior management positions which were recorded in Global expenses

	Year to Date Results - Third Quarter 2008
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Employee Separation Cost		Implementation Costs		Insurance Recovery		Tax Adjustments	Adjusted (Non-GAAP)

Net Sales	$1,850,269	-		-		-		-		-	$1,850,269
Cost of goods sold	1,094,273	-		-		-		-		-	1,094,273
Gross Profit	755,996	-		-		-		-		-	755,996
RSA Expense	447,628	-		3,391	(d)	2,079	(e)	(2,600)	(f)	-	444,758
Amortization	4,615	-		-		-		-		-	4,615
Restructuring and other charges	5,967	5,967	(c)	-		-		-		-	-
Operating Profit	297,786	-		-		-		-		-	306,623
Net Interest Exp.	54,801	-		-		-		-		-	54,801
Other (income)/expense, net	1,192	-		-		-		-		-	1,192
Pretax income	241,793	-		-		-		-		-	250,630
Income taxes	61,134	(1,466)		(1,174)		(702)		988		(6,003)	69,491
Net income	180,659	4,501		2,217		1,377		(1,612)		(6,003)	181,139

Earnings per share - diluted	$2.24	$0.06		$0.03		$0.02		$(0.02)		$(0.07)	$2.25

(c) Restructuring related costs for our business transformation initiative were recoded as follows: Flavors $0.9 million; Fragrances $2.5 million; Global $2.6 million
(d) Employee separation costs related to senior management which were recorded in Global expenses
(e) Implementation costs related to our global shared services project which were recorded in Global expenses
(f) Insurance recovery related to a 2005 product contamination matter which were recorded in Global expenses

The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring and employee separation charges, an insurance recovery related to a product contamination issue, shared services' implementation costs, and the benefit of tax rulings relating to prior years. The adjusted information is intended to be more indicative of the Company’s core operating results.

At times, the Company may disclose free cash flow because the Company believes it is a measurement of cash flow that may be available for investing and financing activities. We define free cash flow as net cash provided from operations less capital expenditures and cash dividends. The calculation of free cash flow does not reflect the residual cash flow available for discretionary expenditures since non-discretionary items such as debt repayments are not deducted in determining such measure and as such, should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP. Free cash flow, as we define it, may differ from similarly named measures used by other entities.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164